UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant   ☐

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☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

MODINE MANUFACTURING COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rule 14a-6(i) and 0-11

MODINE MANUFACTURING COMPANY

Supplement to

Proxy Statement dated July 9, 2025

This Supplement to the definitive proxy statement filed on Schedule 14A with the Securities and Exchange Commission on July 9, 2025 (the “Proxy Statement”) by Modine Manufacturing Company (the “Company”) in connection with the Company’s Annual Meeting of Shareholders to be held in virtual format on August 21, 2025 (the “Annual Meeting”) is being filed to provide the Company’s shareholders with information regarding the appointment of a new member to the Company’s Board of Directors subsequent to the filing of the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Election of Alan Lowe as a Director in the Class with Terms Ending in 2026

Effective July 18, 2025, the Board of Directors of the Company increased the size of the Board from ten to eleven members and elected Alan Lowe to serve as a director in the class with terms ending at the Company’s 2026 Annual Meeting of Shareholders. Mr. Lowe’s term commenced immediately and will continue until his successor is duly elected or until his earlier resignation, removal, or death.

Mr. Lowe, age 63, most recently served as President and Chief Executive Officer of Lumentum Holdings Inc. (Nasdaq: LITE), a leading global manufacturer of optical and photonic products to end markets including artificial intelligence, cloud computing, telecommunications, and industrial from July 2015 to February 2025. Prior to Lumentum’s spin-out from Viavi Solutions Inc. in 2015, Mr. Lowe served as Senior Vice President of Viavi’s Commercial Lasers business beginning in 2007, and then as Viavi’s Executive Vice President and President of its Communications and Commercial Optical Products business beginning in 2008. Prior to joining Viavi, Mr. Lowe was Senior Vice President, Customer Solutions Group, at Asyst Technologies, Inc., a leader in automating semiconductor and flat panel display fabs. Prior to that, he served as the President and Chief Executive Officer of Read-Rite Corporation, a manufacturer of thin-film recording heads for disk and tape drives.

Since November 2024, Mr. Lowe has been a member of the Board of Directors of Qorvo, Inc. (Nasdaq: QRVO), a leading provider of RF and power solutions for numerous product applications, including wireless, IoT, defense and automotive.

The Board believes that Mr. Lowe is highly qualified to serve on the Board because of his extensive executive management experience with publicly traded companies in the technology and manufacturing sectors, both in the United States and internationally, which will be valuable as the Company continues to advance its ongoing transformation.

Mr. Lowe has also been appointed to the Audit Committee and Corporate Governance Committee of the Board.

There are no arrangements or understandings between Mr. Lowe and any other person pursuant to which he was selected as a director of the Company. There are no family relationships between Mr. Lowe and any of the executive officers or other directors of the Company, and no related-person transactions that would be required to be disclosed with respect to Mr. Lowe pursuant to Item 404(a) of Regulation S-K.

The Board has determined that Mr. Lowe qualifies as an “independent” director under the New York Stock Exchange corporate governance listing standards. As of the date of his election, Mr. Lowe did not beneficially own any securities of the Company.

Mr. Lowe is not a nominee for election at the Annual Meeting, and you are not being asked to vote on or ratify his election. Accordingly, there is no change to the Item 1 – Election of Directors included in the Proxy Statement. If you have already submitted your vote, you do not need to take any further action.

You are urged to vote electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice of Internet Availability of Proxy Materials first sent to shareholders on or about July 9, 2025, or, as applicable, on the accompanying proxy card. You may revoke your proxy at any time before it is voted by advising the Company’s Secretary in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Other than as described above, this Supplement does not revise or update any other information in the Proxy Statement From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

The date of this Supplement is July 22, 2025.